UNITED STATES

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Forgent Networks, Inc.
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1

Asure Software Announces 1Q 2010 Financial Results

Austin, Texas, December 9, 2009.  Asure Software (NASDAQ: ASUR), a leading provider of workforce management software, today announced financial results for the Fiscal 2010 first quarter, ended October 31, 2009.

Q1 Highlights:

•

As expected, revenue declined 4% vs. the previous quarter to $2.3M.  iEmployee's revenue grew 3% compared to Q4 ‘09, driven largely by growth in clock sales, which grew 41% over Q4 ’09.  Additionally, iEmployee posted record new bookings in Q1 ’10, a 69% improvement over Q4 ’09.   NetSimplicity's revenue declined 12% vs. the previous quarter.  This drop was anticipated as we transition the business from a perpetual license model to a SaaS model.  Importantly, NetSim’s SaaS revenue component grew 10% over Q4 ’09.

•

Operating expenses decreased in Q1 2010 versus Q4 2009 by ($4.0M), (55%), due to both a significant decline in one-time costs, ($3.3M) and operational efficiency, ($0.7M).  Q1 ’10 one-time costs were driven by final proxy contest charges and severance expenses.  Operational efficiencies were realized in many areas, with the most significant being in Compensation.  The full effect of recent reductions in force drove $0.5M in reduced operating expenses in Q1 ’10.

•

Q1 ’10 was EBITDA neutral, excluding one-time costs of $1.1M and excess net lease expense of $0.1M.

Pat Goepel, Asure’s Chief Executive Officer remarked “We will see a new Asure rise in 2010; we have drastically reduced operating costs and will put negative one-time events behind us as we move forward.  The upcoming short period for November and December, 2009 will yield similar levels of adjusted EBITDA and going forward the only anticipated one-time costs will be in the form of investments to further enhance our products and services and improve operational efficiency.  By calendar Q1, 2010, we expect to begin seeing the benefits of our growth plan and along with our normalized lower cost structure, expect to be EBITDA positive.”

“Furthermore,…” continued Goepel, “…Asure is committed to reducing exposure to our Austin Headquarters lease arrangement which can only accelerate our plan to become profitable for the calendar year 2010.  We continue to believe that our business and assets are undervalued and we wish to inform shareholders that we presently have 1.2M shares available under our current stock buyback plan and we intend to be active in the near future.

Chairman of the Board, David Sandberg, added, “Lastly, in one week’s time we have an important Annual Meeting where we are asking shareholders to approve several proposals.  Among these are non-routine votes seeking ratification of a 10-for-1 reverse split in order to retain our Nasdaq listing, a rights plan to protect our $150+ million in tax loss carryforwards, and an equity plan to facilitate the granting of options as part of a new compensation plan to our employees given we have ended the furlough period but are retaining salaries at furlough levels.  I represent the largest shareholder of the Company and I believe these proposals are the right moves for the Company and are in the shareholders’ best interests as we strive for value creation.  For these reasons, I ask each shareholder to consider and vote in support of each of our proposals if you agree, and to do so in time for next week’s meeting.  If you have not yet done so, please contact our proxy solicitor, InvestorCom, Inc., at (203) 972-9300.”

Conference Call Details

AUSTIN, TX--(Marketwire - 11/20/09) - Asure Software (NASDAQ:ASUR - News), a leading provider of workforce management software, today announced that it will release the results of its 2010 first quarter, ended October 31, 2009 on Thursday, December 10, 2009. Asure Software has scheduled a conference call for Thursday, December 10, 2009 at 11:00 a.m. ET (10:00 a.m. CT) to discuss its most recent financial results and outlook. Participating in the call will be Pat Goepel, Chief Executive Officer and David Sandberg, Chairman of the Board.

To take part, please dial  800-901-5217 ten minutes before the conference call begins, ask for the Asure Software event and use passcode 23171971. International callers should 617-786-2964 and reference the same passcode, 23171971.

Investors, analysts, media and the general public will also have the opportunity to listen to the conference call in listen-only mode via the Internet by visiting the investor relations page of Asure's web site at www.asuresoftware.com. To monitor the live call, please visit the web site at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an archived replay will be available shortly after the call on the investor relations page of the Company's web site at www.asuresoftware.com.

 About Asure Software

Headquartered in Austin, Texas, Asure Software (ASUR), (a d/b/a of Forgent Networks, Inc.), empowers small to mid-size organizations and divisions of large enterprises to operate more efficiently, increase worker productivity and reduce costs through a comprehensive suite of on-demand workforce management software and services. Asure's market-leading suite includes products that optimize workforce time and attendance tracking, benefits enrollment and tracking, pay stubs and W2 documentation, and meeting and event management. With additional offices in Warwick, Rhode Island, Vancouver, British Columbia, and Mumbai, India, Asure serves 3,500 customers around the world. For more information, please visit www.asuresoftware.com. SOURCE: Asure Software

FORGENT NETWORKS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per share data)

	OCTOBER 31, 2009	JULY 31, 2009
	(UNAUDITED)
ASSETS
Current Assets:
Cash and equivalents	$1,651	$4,375
Short-term investments	1,303	5,339
Accounts receivable, net of allowance for doubtful accounts of $17 and $20 at October 31, 2009 and July 31, 2009, respectively	1,576	1,207
Inventory	31	3
Prepaid expenses and other current assets	274	143
Total Current Assets	4,835	11,067

Property and equipment, net	625	672
Intangible assets, net	3,753	3,949
Total Assets	$9,213	$15,688

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,601	$6,294
Accrued compensation and benefits	188	278
Lease impairment and advance	709	899
Other accrued liabilities	439	541
Deferred revenue	1,826	1,897
Total Current Liabilities	4,763	9,909

Long-Term Liabilities:
Deferred revenue	120	119
Lease impairment and advance	210	250
Other long-term obligations	219	206
Total Long-Term Liabilities	549	575

Stockholders’ Equity:
Preferred stock, $.01 par value; 10,000 shares authorized; none issued or outstanding	—	—
Common stock, $.01 par value; 40,000 shares authorized; 33,406 and 32,906 shares issued; 31,616 and 31,116 shares outstanding at October 31, 2009 and July 31, 2009, respectively	334	329
Treasury stock at cost, 1,790 shares at October 31, 2009 and July 31, 2009	(4,815)	(4,815)
Additional paid-in capital	270,915	270,738
Accumulated deficit	(262,453)	(260,947)
Accumulated other comprehensive income	(80)	(101)
Total Stockholders’ Equity	3,896	5,204
Total Liabilities and Stockholders’ Equity	$9,213	$15,688

FORGENT NETWORKS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

	FOR THE THREE MONTHS ENDED OCTOBER 31,
	2009	2008
	(UNAUDITED)

Revenues	$2,321	$2,792
Cost of Sales	(479)	(564)
Gross Margin	1,842	2,228

OPERATING EXPENSES:
Selling, general and administrative	2,741	3,197
Research and development	411	561
Amortization of intangible assets	149	149
Total Operating Expenses	3,301	3,907

LOSS FROM OPERATIONS	(1,459)	(1,679)

OTHER INCOME AND (EXPENSES):
Interest income	7	55
Foreign currency translation	(31)	120
Interest expense and other	(11)	(10)
Total Other Income	(36)	165

LOSS FROM OPERATIONS, BEFORE INCOME TAXES	(1,494)	(1,514)
Provision for income taxes	(12)	(25)
NET LOSS	$(1,506)	$(1,539)

BASIC AND DILUTED LOSS PER SHARE:
Net loss per share - basic and diluted	$(0.05)	$(0.05)
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	31,317	31,104
Diluted	31,317	31,104

Important Information

Forgent Networks, Inc. filed a definitive Proxy Statement with the Securities and Exchange Commission on November 25, 2009, in connection with Company’s Annual Meeting of Stockholders to be held on December 17, 2009.  Stockholders are strongly advised to read the Proxy Statement carefully, as it contains important information.  The Company and certain other persons are deemed participants in the solicitation of proxies from stockholders in connection with the Annual Meeting of Stockholders. Information concerning such participants is available in the Company’s Proxy Statement.  Stockholders may obtain, free of charge, copies of the Company’s Proxy Statement and any other documents the Company files with or furnishes to the Securities and Exchange Commission in connection with the Annual Meeting of Stockholders through the Securities and Exchange Commission’s website at www.sec.gov and through the Company’s website at www.asuresoftware.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:

Statements in this press release regarding Asure’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. Such risks and uncertainties, which include those associated with continued listing of the Company’s securities on the NASDAQ Capital Market, could cause actual results to differ from those contained in the forward-looking statements.

Contact Information:

Lisa Flynn, Asure Software: 512-437-2678